Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Research Solutions, Inc. of our report dated September 20, 2024, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2024 and 2023 and for the years then ended which appear in Research Solutions, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 2024 filed with the Securities and Exchange Commission on September 20, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Weinberg & Company, P.A.

December 31, 2024

Los Angeles, California